  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
FORM 8-K
________________________
CURRENT REPORT
Pursuant to Section 13 or 15(D)
of the Securities Exchange Act of 1934

December 5, 2017
Date of report (Date of earliest event reported)
_______________________
Valeritas Holdings, Inc.
(Exact name of registrant as specified in its charter)
________________________

Delaware	333-198807	46-5648907
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Route 202, Suite 600 Bridgewater, NJ (Address of principal executive offices)	08807 (Zip Code)

Registrant's telephone number, including area code (908) 927-9920 (Former name or former address, if changed since last report) ________________________
Check the appropriate box below if the Form 8‑K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12).

☐	Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b)).

☐	Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Partial Cancellation of a Certain Option Grant
On February 7, 2017, the Board of Directors (the “Board”) of Valeritas Holdings, Inc. (the “Company”) approved an amendment (“Amendment”) to the Company’s 2016 Incentive Compensation Plan (the “Plan”). The Board’s intention in approving the Amendment was twofold. First, the Board intended that the Plan be amended such that the aggregate number of shares of the Company’s common stock available for issuance under the Plan (the “Share Reserve”) would be equal to 18% of the shares of common stock to be outstanding immediately after the Company’s March 2017 public offering, as described in the Company’s March 2017 offering prospectus (the “Pool Increase”). Second, the Board intended for the various limits contained in certain subsections of the Plan, such as the limit on the aggregate number of shares of common stock under which one or more stock options and stock appreciation rights can be granted to a single individual in a single year (the “Individual Yearly Limit”), be adjusted commensurate with the Pool Increase, such as to maintain the limits at the same percentage of the Share Reserve as had been the case prior to the Amendment. The Amendment did not require a shareholder vote. Ultimately, the documents created to evidence the Amendment incorporated the Pool Increase but did not show the appropriate adjustments to the limits in the Plan. Subsequently, the same documents were used as the basis for the Company’s March 2017 offering prospectus and May 2017 Proxy Statement. Most pertinently, the documents and filings reflected an Individual Yearly Limit equal to 187,500 shares. If the documents and filings had been prepared in accordance with the Board’s intentions, the Individual Yearly Limit would have been reflected as approximately 1,058,003 shares.
On March 7, 2017, the Compensation Committee of the Board (the “Compensation Committee”) approved, as part of its annual compensation review process, stock option grants to a number of officers and employees. All of the options were granted pursuant to the Plan, as amended on February 7. Among the recipients was the Company’s Chief Executive Officer, John Timberlake, who received an option grant to purchase 262,200 shares of common stock, with an exercise price of $7.12 per share (the “March Timberlake Option”). The March Timberlake Option was scheduled to vest as follows: 25% of the shares underlying the March Timberlake Option would vest on September 23, 2017, the six-month anniversary of the original grant date, with the remaining shares underlying the March Timberlake Option to vest in 10 substantially equal quarterly installments upon completion of each additional three months of service measured after such six-month anniversary. The March Timberlake Option was exercisable until March 23, 2027 in accordance with the Plan.
Despite the apparent inconsistency between the March Timberlake Option and the inadvertent reference to an Individual Yearly Limit of 187,500 shares, the grant of the March Timberlake Option was consistent with the Board’s intent in effecting the Amendment. The Compensation Committee has reaffirmed that the full amount of the equity compensation it intended to grant Mr. Timberlake in March 2017 was appropriate, in accordance with the Company’s compensation philosophy, and in the best interest of the Company and its stockholders.
Nonetheless, in an abundance of caution, Mr. Timberlake decided to surrender 74,700 shares under the March Timberlake Option. In light of Mr. Timberlake’s decision, an amended option agreement was executed effective as of December 5, 2017, reflecting a total grant to Mr. Timberlake under the March Timberlake Option of 187,500 shares-rather than the previous 262,200 shares. The amended option agreement with Mr. Timberlake maintains the same exercise price, vesting schedule, and expiration date noted above.

Clarifying and Restating Amendment to 2016 Option Plan
On December 5, 2017, the Board approved a clarifying and restating amendment (“Clarifying Amendment”) to the Plan, which reflects the limits that were intended by the February 7, 2017 Amendment. Consistent with the Board’s intention in approving the Amendment, the Clarifying Amendment reflects a Yearly Individual Limit and an annual evergreen limit of 1,058,003 shares. The Clarifying Amendment is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.
Ratification by Shareholders Sought
The amendment to the annual evergreen limit requires shareholder approval, while the amendment to the Yearly Individual Limit does not require shareholder approval. However, in an abundance of caution, the Board has determined that both aspects of the Clarifying Amendment should be made subject to ratification by shareholder vote at the Company’s 2018 Annual Meeting of Stockholders.

Item 9.01    Financial Statements and Exhibits.
(d)     Exhibits.

Exhibit Number	Description
10.1	Amendment to the Registrant’s 2016 Equity Incentive Plan.

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amendment to the Registrant’s 2016 Equity Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALERITAS HOLDINGS, INC.

Dated: December 7, 2017	By:	/s/ John E. Timberlake
Name: John E. Timberlake
Title: Chief Executive Officer